Exhibit 23.3

Tel: 804-330-3092 Fax: 804-330-7753 www.bdo.com	300 Arboretum Place, Suite 520 Richmond, VA 23236

Consent of Independent Registered Public Accounting Firm

Union Bankshares Corporation

Richmond, Virginia

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-228455) of our reports dated April 4, 2018, relating to the consolidated financial statements and the effectiveness of Access National Corporation’s internal control over financial reporting appearing in Union Bankshares Corporation’s Form 8-K filed with the Securities and Exchange Commission on November 16, 2018. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Access National Corporation's internal control over financial reporting as of December 31, 2017.

/s/ BDO USA, LLP

BDO USA, LLP

Richmond, Virginia

February 1, 2019